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                                                                    Exhibit 5.1


                                                            Direct Telephone:
                                                            Direct e-mail:

Ledyard H. DeWees, P.A.                                     August  26, 2002

InterUnion Financial Corporation
1232 North Ocean Way
Palm Beach Florida 33480


Securities & Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549


Re:      InterUnion Financial Corporation Form S-8 Registration Statement


Ladies and Gentlemen:

INTERUNION FINANCIAL CORPORATION (THE "COMPANY")

We have acted as counsel for the Company, a Delaware corporation in connection with the above-captioned registration statement on Form S-8, filed by the Company registering 3,000,000 shares of common stock with the Securities & Exchange Commission.

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that the Shares are legally issued, fully-paid and non-assessable common shares of the Company.

In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Company's Form S-8 Registration Statement with respect to the Registration Statement.



Yours faithfully
LEDYARD H. DEWEES, P.A.


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